Exhibit 99.1

Contact:	Lorraine D. Miller, CFA
Senior Vice President – Investor Relations
478.722.6210

Security Bank Corporation Announces Resignation of Averett “Rett” Walker and Names Tony E. Collins Interim President and CEO

Macon, GA., September 17, 2008 / Prime Newswire/ – Security Bank Corporation (Nasdaq: SBKC) announced that effective September 16, 2008 H. Averett “Rett” Walker resigned as President and CEO of Security Bank Corporation. Mr. Walker also resigned his position as director of Security Bank Corporation and its affiliate, Security Bank of Bibb County. Tony E. Collins, Executive Vice President and Regional Executive – Atlanta, has assumed the functions of President and CEO on an interim basis. Mr. Collins has over 30 years of banking industry experience, including 3 years most recently with Security Bank Corporation.

Al Bridges, Chairman of the Board of Directors, stated, “Rett Walker has served our institution with loyalty and dedication. We wish him success in his future pursuits.” Mr. Bridges further stated, “Tony Collins, with his significant industry experience, is well suited to lead Security Bank during this interim period. The Board of Directors will conduct a careful search for a permanent President and CEO.”

About Security Bank Corporation

Based in Macon, Georgia, Security Bank Corporation is a multi-bank holding company with assets of $2.9 billion at June 30, 2008. Security Bank Corporation operates six community banks with offices located throughout middle Georgia, coastal Georgia and north metropolitan Atlanta. In addition, Security Bank Corporation operates an interim real estate and development lender and traditional mortgage originator, Security Real Estate Services, Inc., with offices throughout Georgia. Security Bank Corporation common stock is traded on the NASDAQ Global Select Market under the ticker symbol “SBKC.” You may obtain copies of all documents that Security Bank Corporation files with the Securities and Exchange Commission, free of charge, at the SEC’s website at www.sec.gov. In addition, copies of these documents may also be obtained from us without charge by directing a written request to Security Bank Corporation, 4219 Forsyth Road, Macon, Georgia 31210, attention: Investor Relations.